CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2019 relating to the financial statements of Maiden Holdings Ltd. and subsidiaries as at December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 and the effectiveness of Maiden Holding Ltd.'s and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Maiden Holdings Ltd. for the year ended December 31, 2018. We also consent to the reference to us under the heading "Experts" in such Registration Statement. Hamilton, Bermuda January 16, 2020